Exhibit 4.1

[FORM OF SUBORDINATED CONVERTIBLE NOTE]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 16(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

Inpixon

Subordinated Convertible Note

Issuance Date: May 31, 2017	Original Principal Amount: U.S. $[_______]

FOR VALUE RECEIVED, Inpixon, a Nevada corporation (f/k/a Sysorex Global, a Nevada corporation) (the “Company”), hereby promises to pay to the order of [BUYER] or its registered assigns (“Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal (as defined below) (as such interest on any outstanding Principal may be reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise) at the applicable Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Subordinated Convertible Note (this “Note”, including all Subordinated Convertible Notes issued in exchange, transfer or replacement hereof, collectively, the “Notes”) is one of a series of Subordinated Convertible Notes issued pursuant to the Securities Purchase Agreement (as defined below) on the Closing Date (as defined below) (collectively, the “Notes” and such other Subordinated Convertible Notes, the “Other Notes”). Certain capitalized terms used herein are defined in Section 27.

1.       PAYMENTS OF PRINCIPAL. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges (as defined in Section 22(c)) on such Principal and Interest. Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges on Principal and Interest, if any.

2.       INTEREST; INTEREST RATE.

(a)       Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in cash or, at the election of the Company and subject to the conditions and limitations set forth in this Section 2, in shares of Common Stock, or any combination thereof, on the Maturity Date or any applicable Redemption Date (each, an “Interest Date”) to the record holder of this Note on the applicable Interest Date. Prior to the payment of Interest on any Interest Date in accordance with the terms of this Note, Interest on this Note shall also be payable by way of inclusion of the Interest in the Conversion Amount (as defined below) on each Conversion Date (as defined below) in accordance with Section 3(b)(i). Interest shall be payable on any Interest Date to the record holder of this Note on such Interest Date in cash (“Cash Interest”); provided, however, that the Company may, at its option following written notice to the Holder, and so long as there has been no Equity Conditions Failure, pay Interest on such Interest Date in shares of Common Stock (“Interest Shares”), or in a combination of Cash Interest and Interest Shares, provided that the maximum aggregate amount of Interest that the Company may elect to pay in Interest Shares shall not exceed an amount equal to 5.0% of the total Interest payable under the terms of this Note (the “Interest Share Cap”). The Company shall deliver a written notice (each, an “Interest Election Notice”) to each holder of the Notes on or prior to the Interest Notice Due Date (the date such notice is delivered to all of the holders, the “Interest Notice Date”) which notice (i) either (A) confirms that Interest to be paid on such Interest Date shall be paid entirely as Cash Interest or (B) states that the Company elects to pay Interest on such Interest Date in Interest Shares or a combination of Interest Shares and Cash Interest and specifies the amount of Interest that shall be paid in Interest Shares and the amount of Interest, if any, that shall be paid as Cash Interest and (ii) certifies that (A) there has been no Equity Conditions Failure and (B) the amount of Interest that shall be paid in Interest Shares, when aggregated with all other amounts of Interest paid in Interest Shares hereunder, does not exceed the Interest Share Cap. If an Equity Conditions Failure has occurred as of the Interest Notice Date, then unless the Company has elected to pay such Interest as Cash Interest, the Interest Notice shall indicate that unless the Holder waives the Equity Conditions Failure, the Interest shall be paid as Cash Interest. Notwithstanding anything herein to the contrary, if no Equity Conditions Failure has occurred as of the Interest Notice Date but an Equity Conditions Failure occurs at any time prior to the Interest Date, (A) the Company shall provide the Holder a subsequent notice to that effect and (B) unless the Holder waives the Equity Conditions Failure, the Interest shall be paid in cash. Interest to be paid on an Interest Date in Interest Shares shall be paid in a number of fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 3(a)) of Common Stock equal to the quotient of (1) the amount of Interest payable on such Interest Date less any Cash Interest paid and (2) the Conversion Price in effect on the applicable Interest Date. If the Company fails to deliver an Interest Election Notice with respect to an Interest Date on or prior to the applicable Interest Notice Due Date, the Company shall be deemed to have delivered an Interest Election Notice confirming that Interest to be paid on such Interest Date shall be paid entirely as Cash Interest.

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(b)       When any Interest Shares are to be paid on an Interest Date, the Company shall (i) (A) provided that the Company’s transfer agent (the “Transfer Agent”) is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of Interest Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver on the applicable Interest Date, to the address set forth in the register maintained by the Company for such purpose pursuant to the Securities Purchase Agreement or to such address as specified by the Holder in writing to the Company at least two (2) Business Days prior to the applicable Interest Date, a certificate, registered in the name of the Holder or its designee, for the number of Interest Shares to which the Holder shall be entitled and (ii) with respect to each Interest Date, pay to the Holder, in cash by wire transfer of immediately available funds, the amount of any Cash Interest.

(c)       From and after the occurrence and during the continuance of any Event of Default, the Interest Rate shall automatically be increased to eighteen percent (18.0%) per annum. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the calendar day immediately following the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Interest Shares.

3.       CONVERSION OF NOTES. This Note shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock (as defined below), on the terms and conditions set forth in this Section 3.

(a)       Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the 150th day immediately following the Issuance Date (the “Initial Conversion Date”), the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp, issuance and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

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(b)       Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i)       “Conversion Amount” means the sum of (x) that portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, (y) all accrued and unpaid Interest with respect to such portion of the Principal amount and accrued and unpaid Late Charges with respect to such portion of such Principal and such Interest and (z) the applicable Make-Whole Amount, if any.

(ii)       “Conversion Price” means, as of any Conversion Date or other date of determination, $1.00, subject to adjustment as provided in this Note.

(c)       Mechanics of Conversion.

(i)       Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall deliver to the Company (whether via facsimile or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, (i) a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) and (ii) to the extent required by the Transfer Agent in order to issue shares of Common Stock without restrictive legend in accordance herewith, a broker or similar representation letter that such shares of Common Stock may be issued without restrictive legend in accordance with Section 4.5 of the Securities Purchase Agreement; provided, however, that such broker or similar representation letter shall not be required to be delivered pursuant to this Section 3(c)(i) to the extent such Conversion Notice is delivered after the one (1) year anniversary of the Issuance Date. If required by Section 3(c)(iii), the Holder shall surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction as contemplated by Section 16(b)). On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile or electronic mail an acknowledgment of confirmation, in the form attached hereto as Exhibit II, of receipt of such Conversion Notice to the Holder and the Transfer Agent. On or before the third (3rd) Trading Day following the date of receipt of a Conversion Notice, the Company shall (1) provided that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program and such shares of Common Stock may be issued without restrictive legend in accordance with Section 4.5 of the Securities Purchase Agreement, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or such shares of Common Stock may not be issued without restrictive legend in accordance with Section 4.5 of the Securities Purchase Agreement, issue and deliver (via nationally recognized overnight delivery service) to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after receipt of this Note and at its own expense, issue and deliver to the Holder (or its designee) a new Note (in accordance with Section 16(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

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(ii)       Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, to issue to the Holder within three (3) Trading Days after the Company’s receipt of a Conversion Notice (whether via facsimile or otherwise) (the “Share Delivery Deadline”), a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit the Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount (as the case may be) (a “Conversion Failure”) then, in addition to all other remedies available to the Holder, (1) the Company shall pay in cash to the Holder on each day after such Share Delivery Deadline that the issuance of such shares of Common Stock is not timely effected an amount equal to 2% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on a timely basis and to which the Holder is entitled multiplied by (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the last possible date which the Company could have issued such shares of Common Stock to the Holder without violating Section 3(c)(i) and (2) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any portion of this Note that has not been converted pursuant to such Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise. In addition to the foregoing, if on or prior to the Share Delivery Deadline, the Company shall fail to issue and deliver a certificate to the Holder and register such shares of Common Stock on the Company’s share register or credit the Holder’s or its designee’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be), and if on or after such Share Delivery Deadline the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such conversion that the Holder anticipated receiving from the Company, then, in addition to all other remedies available to the Holder, the Company shall, within three (3) Business Days after receipt of the Holder’s request and in the Holder’s discretion, either: (I) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (II) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock multiplied by (y) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (II).

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(iii)       Book-Entry. Notwithstanding anything to the contrary set forth in this Section 3, following conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted (in which event this Note shall be delivered to the Company following conversion thereof as contemplated by Section 3(c)(i)) or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges converted and/or paid and/or adjusted (as the case may be) and the dates of such conversions and/or payments and/or adjustments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iv)       Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 21.

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(d)       Limitations on Conversions.

(i)       Beneficial Ownership. The Company shall not effect the conversion of any portion of this Note, and the Holder shall not have the right to convert any portion of this Note pursuant to the terms and conditions of this Note and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties (as defined below) shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3(d)(i). For purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of 1934 Act (as defined in the Securities Purchase Agreement) and the rules and regulations promulgated thereunder. For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire upon the conversion of this Note without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 3(d)(i), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon conversion of this Note results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Notes that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Note in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert this Note pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d)(i) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3(d)(i) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Note. For the purpose of this Section 3(d)(i), “Attribution Parties” means, collectively, the following Persons and entities: (A) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its affiliates or principals, (B) any direct or indirect affiliates of the Holder or any of the foregoing, (C) any Person acting or who could be deemed to be acting as a “group” (as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder) together with the Holder or any of the foregoing and (D) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

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(ii)       Principal Market Regulation. The Company shall not issue any shares of Common Stock upon conversion of this Note or otherwise pursuant to the terms of this Note if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion of the Notes or otherwise pursuant to the terms of the Notes without breaching the Company’s obligations under the rules or regulations of the Principal Market (the number of shares which may be issued without violating such rules and regulations, the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Holder. Until such approval or such written opinion is obtained, no Buyer (as defined in the Securities Purchase Agreement) shall be issued in the aggregate, upon conversion of any Notes or any other issuance pursuant to the terms of the Notes, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap as of the Issuance Date multiplied by (ii) the quotient of (1) the aggregate maximum original principal amount of Notes issued or issuable to such Buyer pursuant to the Securities Purchase Agreement at the Closing (as defined in the Securities Purchase Agreement) divided by (2) the maximum aggregate original principal amount of all Notes issued or issuable to the Buyers pursuant to the Securities Purchase Agreement at the Closing (with respect to each Buyer, the “Exchange Cap Allocation”). In the event that any Buyer shall sell or otherwise transfer any of such Buyer’s Notes, the transferee shall be allocated a pro rata portion of such Buyer’s Exchange Cap Allocation with respect to such portion of such Notes so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation so allocated to such transferee. Upon conversion in full of a Holder’s Notes, the difference (if any) between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such Holder upon such Holder's conversion in full of such Notes shall be allocated to the respective Exchange Cap Allocations of the remaining Holders of Notes on a pro rata basis in proportion to the shares of Common Stock underlying the Notes then held by each such Holder. In the event that the Company is prohibited from issuing shares of Common Stock pursuant to this Section 3(d)(ii) (the “Exchange Cap Shares”), the Company shall pay cash in lieu of issuing such Exchange Cap Shares at a price equal to the sum of (i) the product of (x) such number of Exchange Cap Shares and (y) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date the Holder delivers the applicable Conversion Notice with respect to such Exchange Cap Shares to the Company and ending on the date of such issuance and payment under this Section 3(d)(ii) and (ii) to the extent the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Exchange Cap Shares, any brokerage commissions and other out-of-pocket expenses, if any, of the Holder incurred in connection therewith.

4.       RIGHTS UPON EVENT OF DEFAULT.

(a)       Event of Default. Each of the following events shall constitute an “Event of Default”:

(i)       the suspension from trading or the failure of the Common Stock to be trading or listed (as applicable) on an Eligible Market for a period of ten (10) consecutive days or for more than an aggregate of thirty (30) Business Days in any 365-day period;

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(ii)       the Company’s or any Subsidiary’s (as defined in the Securities Purchase Agreement) failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note (including, without limitation, the Company’s or any Subsidiary’s failure to pay any redemption payments or amounts hereunder) or any other Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure remains uncured for a period of at least five (5) days;

(iii)       the occurrence of any default under, redemption of (other than periodic payments in respect of Permitted Senior Indebtedness, in the ordinary course of business consistent with past practice, pursuant to and in accordance with the express terms of such Permitted Senior Indebtedness in effect as of the Issuance Date) or acceleration prior to maturity of any Indebtedness (as defined in the Securities Purchase Agreement) of the Company or any of its Subsidiaries in excess of $500,000 in the aggregate, only if such default, redemption or acceleration remains uncured for a period of five (5) consecutive Trading Days;

(iv)       bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party, shall not be dismissed within sixty (60) days of their initiation;

(v)       the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

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(vi)       the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive Business Days;

(vii)       a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within thirty (30) Business Days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $500,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) Business Days of the issuance of such judgment;

(viii)       the Company and/or any Subsidiary, individually or in the aggregate, either (i) fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $500,000 due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Company and/or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $500,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company or any Subsidiary, which default or event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of the Company or any of its Subsidiaries, individually or in the aggregate;

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(ix)       other than as specifically set forth in another clause of this Section 4(a), the Company or any Subsidiary breaches any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of five (5) consecutive Trading Days;

(x)       any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes;

(xi)       any Material Adverse Effect (as defined in the Securities Purchase Agreement) occurs; or

(xii)       any Change of Control occurs other than in compliance with Section 5 of the Notes and Section 4.17 of the Securities Purchase Agreement.

(b)       Notice of an Event of Default; Redemption Right. Within three (3) Business Days of the Company, including any of its officers or directors, becoming aware of the occurrence of an Event of Default with respect to this Note, the Company shall deliver written notice thereof via facsimile or electronic mail (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem, at any time during the period commencing on the date the Holder first becomes aware of such Event of Default through and including the twentieth (20th) Trading Day after the later of (x) the date the Holder receives the applicable Event of Default Notice with respect thereto and (y) the date such Event of Default has been cured, all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the product of (A) the Conversion Amount (including any applicable Make-Whole Amount) to be redeemed multiplied by (B) the Redemption Premium and (ii) the product of (X) the Conversion Rate with respect to the Conversion Amount (including any applicable Make-Whole Amount) in effect at such time as the Holder delivers an Event of Default Redemption Notice multiplied by (Y) the product of (1) the Redemption Premium multiplied by (2) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Event of Default and ending on the date the Company makes the entire payment required to be made under this Section 4(b) (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 9(c). To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 4, but subject to Section 3(d), at any time on or after the Initial Conversion Date and prior to the date the Event of Default Redemption Price (together with any Late Charges thereon) is paid in full, the Conversion Amount (including any applicable Make-Whole Amount) submitted for redemption under this Section 4(b) (together with any Late Charges thereon) may be converted, in whole or in part, by the Holder, at its option and in its sole discretion, into Common Stock pursuant to and in accordance with the conversion procedures set forth in Section 3 hereunder, mutatis mutandis. In the event of the Company’s redemption of any portion of this Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

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5.       RIGHTS UPON FUNDAMENTAL TRANSACTION; OTHER CORPORATE EVENTS.

(a)       Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance satisfactory to the Holder and approved by the Holder prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts then outstanding and the interest rates of the Notes held by such holder, having similar conversion rights as the Notes and having similar ranking to the Notes, and satisfactory to the Holder and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of such Fundamental Transaction, in lieu of the shares of the Company’s Common Stock (or other securities, cash, assets or other property (except such items still issuable under Section 13, which shall continue to be receivable thereafter) issuable upon the conversion or redemption of the Notes prior to such Fundamental Transaction, such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of this Note), as adjusted in accordance with the provisions of this Note. Notwithstanding the foregoing, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 5(a) to permit the Fundamental Transaction without the assumption of this Note.

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(b)       Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder.

(c)       The provisions of this Section 5 shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the conversion of this Note.

6.       NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon conversion of this Note above the Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of this Note, and (iii) shall, so long as any of the Notes are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Notes, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Notes then outstanding (without regard to any limitations on conversion).

7.       CONVERSION PRICE ADJUSTMENTS. Without limiting any provision of Section 5, if the Company at any time on or after the Closing Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of Section 5, if the Company at any time on or after the Closing Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately increased. Any adjustment pursuant to this Section 7 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 7 occurs during the period that the Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event. All calculations under this Section 7 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

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8.       RESERVATION OF AUTHORIZED SHARES.

(a)       Reservation. So long as any Notes remain outstanding, the Company shall at all times reserve at least (i) 200% of the maximum number of shares of Common Stock issuable upon conversion of all the Notes (assuming for purposes hereof that the Notes are convertible at the applicable Conversion Price, and without regard to any limitations on the conversion of the Notes set forth therein), and (ii) 200% of the maximum number of Interest Shares issuable pursuant to the terms of the Notes from the Closing Date through the Maturity Date (assuming for purposes hereof that the Interest Shares are issuable at the applicable Conversion Price and such Notes remain outstanding until the Maturity Date) (the “Required Reserve Amount”). The Required Reserve Amount (including, without limitation, each increase in the number of shares so reserved) shall be allocated pro rata among the holders of the Notes based on the original principal amount of the Notes held by each holder on the Closing Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b)       Insufficient Authorized Shares. If, notwithstanding Section 8(a), and not in limitation thereof, at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy-five (75) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. In the event that the Company is prohibited from issuing shares of Common Stock upon any conversion due to the failure by the Company to have sufficient shares of Common Stock available out of the authorized but unissued shares of Common Stock (such unavailable number of shares of Common Stock, the “Authorization Failure Shares”), in lieu of delivering such Authorization Failure Shares to the Holder, the Company shall pay cash in exchange for the redemption of such portion of the Conversion Amount convertible into such Authorization Failure Shares at a price equal to the sum of (i) the product of (x) such number of Authorization Failure Shares and (y) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date the Holder delivers the applicable Conversion Notice with respect to such Authorization Failure Shares to the Company and ending on the date of such issuance and payment under this Section 8(b) and (ii) to the extent the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Authorization Failure Shares, any brokerage commissions and other out-of-pocket expenses, if any, of the Holder incurred in connection therewith. Nothing contained in Section 8(a) or this Section 8(b) shall limit any obligations of the Company under any provision of the Securities Purchase Agreement.

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9.       COMPANY REDEMPTIONS; REDEMPTION MECHANICS.

(a)       Company Optional Redemption. At any time after the Issuance Date and provided no Equity Conditions Failure then exists, the Company shall have the right to redeem all or any portion of the Conversion Amount (including any applicable Make-Whole Amount) then remaining under this Note (the “Company Optional Redemption Amount”) on the Company Optional Redemption Date (each as defined below) (a “Company Optional Redemption”). The portion of this Note subject to redemption pursuant to this Section 9(a) shall be redeemed by the Company in cash at the applicable Company Optional Redemption Price. The Company may exercise its right to require redemption under this Section 9(a) by delivering a written notice thereof by facsimile or electronic mail to all, but not less than all, of the holders of Notes (the “Company Optional Redemption Notice” and the date all of the holders of Notes received such notice is referred to as the “Company Optional Redemption Notice Date”). The Company may deliver one or more Company Optional Redemption Notices hereunder and each such Company Optional Redemption Notice shall be irrevocable. Each such Company Optional Redemption Notice shall (x) state the date on which the Company Optional Redemption shall occur (the “Company Optional Redemption Date”) which date shall not be less than ten (10) calendar days nor more than twenty-five (25) calendar days following the Company Optional Redemption Notice Date, (y) certify that there has been no Equity Conditions Failure and (z) state the aggregate Conversion Amount (including any applicable Make-Whole Amount) of the Notes which are being redeemed in such Company Optional Redemption from the Holder and all of the other holders of the Notes pursuant to this Section 9(a) (and analogous provisions under the Other Notes) on the Company Optional Redemption Date. Notwithstanding anything herein to the contrary, (i) if no Equity Conditions Failure has occurred as of the Company Optional Redemption Notice Date but an Equity Conditions Failure occurs at any time prior to the Company Optional Redemption Date, (A) the Company shall provide the Holder a subsequent notice to that effect and (B) unless the Holder waives the Equity Conditions Failure, the Company Optional Redemption shall be cancelled and the applicable Company Optional Redemption Notice shall be null and void and (ii) at any time on or after the Initial Conversion Date and prior to the date the Company Optional Redemption Price (together with any Late Charges thereon) is paid in full, but subject to Section 3(d), the Company Optional Redemption Amount may be converted, in whole or in part, by the Holder, at its option and in its sole discretion, into Common Stock pursuant to Section 3. All Conversion Amounts converted by the Holder after the Company Optional Redemption Notice Date shall reduce the Company Optional Redemption Amount of this Note required to be redeemed on the Company Optional Redemption Date. Redemptions made pursuant to this Section 9(a) shall be made in accordance with Section 9(c). If the Company elects to cause a Company Optional Redemption of this Note pursuant to this Section 9(a), then it must simultaneously take the same action with respect to all of the Other Notes.

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(b)       Qualified Public Offering Redemption. No earlier than fifteen (15) days prior to nor later than ten (10) calendar days following the consummation of any Qualified Public Offering, the Company shall deliver written notice thereof via facsimile or electronic mail (a “Qualified Public Offering Notice”) to the Holder, which shall include the calculations of the amount of Net Qualified Public Offering Proceeds for such Qualified Public Offering. At any time prior to the later of (i) ten (10) calendar days following the consummation of such Qualified Public Offering and (ii) ten (10) calendar days following receipt of the Qualified Public Offering Notice, the Holder may, at its sole option and in its sole discretion, require the Company to redeem (a “Qualified Public Offering Redemption”), with the Net Qualified Public Offering Proceeds of such Qualified Public Offering, all or part of the Conversion Amount (including any applicable Make-Whole Amount) of this Note (the “Qualified Public Offering Redemption Amount”) by delivering written notice thereof (the “Qualified Public Offering Redemption Notice”) to the Company. The Qualified Public Offering Redemption Notice shall state (i) the Qualified Public Offering Redemption Amount to be redeemed in such Qualified Public Offering Redemption pursuant to this Section 9(b), (ii) the date the Company is required to pay to the Holder the Qualified Public Offering Redemption Price (as defined below) (the “Qualified Public Offering Redemption Date”), which date shall be no earlier than ten (10) Business Days following the date of delivery of such Qualified Public Offering Redemption Notice, and (iii) the allocation of such Qualified Public Offering Redemption Amount between this Note and any Notes held by the Holder. Each portion of this Note subject to redemption pursuant to this Section 9(b) shall be redeemed by the Company at a price equal to the Qualified Public Offering Redemption Price. Redemptions required by this Section 9(b) shall be made in accordance with the provisions of Section 9(c). Notwithstanding anything herein to the contrary, but subject to Section 3(d), at any time on or after the Initial Conversion Date and prior to the date the Qualified Public Offering Redemption Price (together with any Late Charges thereon) is paid, in full, the Qualified Public Offering Redemption Amount may be converted, in whole or in part, by the Holder, at its option and in its sole discretion, into Common Stock pursuant to Section 3. To the extent redemptions required by this Section 9(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.

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(c)       Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder in cash within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. The Company shall deliver the applicable Company Optional Redemption Price to the Holder in cash on the Company Optional Redemption Date. The Company shall deliver the applicable Qualified Public Offering Redemption Price to the Holder in cash on the applicable Qualified Public Offering Redemption Date. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 16(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount, and (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 16(d)), to the Holder, and in each case the principal amount of this Note or such new Note (as the case may be) shall be increased by an amount equal to the difference between (1) the applicable Redemption Price minus (2) the Principal portion of the Conversion Amount submitted for redemption. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(d)       Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 9(b) (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s applicable Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s applicable Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

10.       VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law (including, without limitation, Chapter 78 of the Nevada Revised Statutes) and as expressly provided in this Note.

11.       [RESERVED].

12.       COVENANTS. Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms:

(a)       Rank. All payments due under this Note (i) shall rank pari passu with all Other Notes and (ii) shall be senior to all other Indebtedness of the Company and its Subsidiaries (other than Permitted Senior Indebtedness).

(b)       Incurrence of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness (other than (i) the Indebtedness evidenced by this Note and the Other Notes and (ii) other Permitted Indebtedness) without the advance written consent of the Required Holders.

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(c)       Existence of Liens. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d)       Restricted Payments. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing.

(e)       Restricted Issuances. The Company shall not, directly or indirectly, without the prior written consent of the Required Holders, (i) issue any Notes (other than as contemplated by the Securities Purchase Agreement and the Notes); (ii) issue any other securities that would cause a breach or default under the Notes; or (iii) except in connection with the issuance of any Excluded Securities (as defined in the Securities Purchase Agreement) or securities issued pursuant to the Qualified Public Offering (provided that all Net Qualified Public Offering Proceeds therefrom are utilized solely to effect a Qualified Public Offering Redemption under the Notes until all of the Notes are so redeemed in full and are no longer outstanding), issue or sell, or in accordance with this Section 12(e) be deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company) for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such issuance or sale or deemed issuance or sale (such Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”). If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 12(e), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 12(e), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security and (y) the lowest conversion price set forth in such Convertible Security for which one share of Common Stock is issuable upon conversion, exercise or exchange thereof minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) upon the issuance or sale of such Convertible Security plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Convertible Security (or any other Person).

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(f)       Restriction on Redemption and Cash Dividends. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on any of its capital stock.

(g)       Restriction on Transfer of Assets. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, without the prior written consent of the Required Holders, sell, lease, license, assign, transfer, spin-off, split-off, close, convey or otherwise dispose of any assets or rights of the Company or any Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions, other than (i) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets or rights by the Company and its Subsidiaries in the ordinary course of business, (ii) sales of inventory in the ordinary course of business or (iii) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets or rights by the Company solely for cash consideration, all of which cash consideration shall be retained by the Company and shall not be transferred, paid or otherwise distributed to any other Person other than the holders of the Notes pursuant to the terms of the Notes, including, without limitation, pursuant to any redemption, repurchase or cash dividend or distribution on any of its capital stock or pursuant to any redeemption, repurchase, repayment or other payment in respect of all or any portion of any Indebtedness (other than Indebtedness evidenced by the Notes).

(h)       Maturity of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, without the prior written consent of the Required Holders, permit any Indebtedness of the Company or any of the Subsidiaries to accelerate prior to the Maturity Date, provided, however, that the Company may make periodic payments in respect of Permitted Senior Indebtedness, in the ordinary course of business consistent with past practice, pursuant to and in accordance with the express terms of such Permitted Senior Indebtedness in effect as of the Issuance Date.

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(i)       Change in Nature of Business. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, without the prior written consent of the Required Holders, engage in any material line of business substantially different from those lines of business conducted by the Company and each of its Subsidiaries on the Issuance Date or any business substantially related or incidental thereto. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, without the prior written consent of the Required Holders, modify its or their corporate structure or purpose.

(j)       Preservation of Existence, Etc. Unless otherwise agreed to by the Required Holders, the Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(k)       Maintenance of Properties, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(l)       Maintenance of Intellectual Property. The Company will, and will cause each of its Subsidiaries to, take all action necessary or advisable to maintain all of the Intellectual Property Rights of the Company and/or any of its Subsidiaries that are necessary or material to the conduct of its business in full force and effect.

(m)       Maintenance of Insurance. The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(n)       Transactions with Affiliates. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate, except in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an affiliate thereof.

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13.       PARTICIPATION. Upon any conversion of this Note, the Holder shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock from and after the Issuance Date to the same extent as if the Holder had effected such conversion and had held such shares of Common Stock (issued or to be issued in such conversion) on the record date for such dividends and distributions. Payments under the preceding sentence shall be made on or prior to the applicable Share Delivery Deadline with respect to such conversion.

14.       AMENDING THE TERMS OF THIS NOTE. The prior written consent of the Required Holders shall be required for any change, waiver or amendment to this Note. Any such change, waiver or amendment amendment so approved by the Required Holders shall be binding upon all existing and future holders of this Note and any Other Notes.

15.       TRANSFER. This Note, any shares of Common Stock issued upon conversion of this Note and any Interest Shares may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 4.5 of the Securities Purchase Agreement.

16.       REISSUANCE OF THIS NOTE.

(a)       Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 16(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 16(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)       Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 16(d)) representing the outstanding Principal.

(c)       Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 16(d) and in principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

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(d)       Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 16(a) or Section 16(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, and an initial conversion date, which is the same as the Initial Conversion Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges on the Principal and Interest of this Note, from the Issuance Date.

17.       REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

18.       PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements. The Company expressly acknowledges and agrees that no amounts due under this Note shall be affected, or limited, by the fact that the purchase price paid for this Note was less than the original Principal amount hereof.

19.       CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Terms used in this Note but defined in the other Transaction Documents shall have the meanings ascribed to such terms on the Closing Date in such other Transaction Documents unless otherwise consented to in writing by the Holder.

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20.       FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

21.       DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Conversion Price, any Redemption Price, the Closing Bid Price, the Closing Sale Price or fair market value (as the case may be) or the arithmetic calculation of the Conversion Rate or applicable Redemption Price (as the case may be), the Company or the Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile or electronic mail (i) within two (2) Business Days after receipt of the applicable notice giving rise to such dispute to the Company or the Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation (as the case may be) being submitted to the Company or the Holder (as the case may be), then the Company shall, within two (2) Business Days, submit via facsimile or electronic mail (a) the disputed determination of the Conversion Price, any Redemption Price, the Closing Bid Price, the Closing Sale Price or fair market value (as the case may be) to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate or any Redemption Price (as the case may be) to an independent, outside accountant selected by the Holder that is reasonably acceptable to the Company. The Company shall cause at its expense the investment bank or the accountant (as the case may be) to perform the determinations or calculations (as the case may be) and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations (as the case may be). Such investment bank’s or accountant’s determination or calculation (as the case may be) shall be binding upon all parties absent demonstrable error.

22.       NOTICES; CURRENCY; PAYMENTS.

(a)       Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 8.4 of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least five (5) Business Days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock and (B) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

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(b)       Currency. All dollar amounts referred to in this Note are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Note shall be paid in U.S. Dollars. All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Note, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(c)       Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by a certified check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing, provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount of Principal or other amounts due under the Transaction Documents which is not paid when due (solely to the extent such amount is not then accruing interest at the Default Rate) shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of eighteen percent (18%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

23.       CANCELLATION. After all Principal, accrued Interest, Late Charges and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

24.       WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

25.       GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

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26.       MAXIMUM PAYMENTS. Without limiting Section 8.6 of the Securities Purchase Agreement, nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

27.       CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a)       “Approved Stock Plan” means any employee benefit plan which has been approved by the board of directors of the Company prior to or subsequent to the date hereof pursuant to which shares of Common Stock and standard options to purchase Common Stock may be issued to any employee, officer, consultant or director for services provided to the Company in their capacity as such.

(b)       “Bloomberg” means Bloomberg, L.P.

(c)       “Black Scholes Consideration Value” means the value of the applicable Option or Convertible Security (as the case may be) as of the date of issuance thereof calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the public announcement of the execution of definitive documents with respect to the issuance of such Option or Convertible Security (as the case may be), (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such Option or Convertible Security (as the case may be) as of the date of issuance of such Option or Convertible Security (as the case may be), (iii) zero for borrow cost and (iv) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the date of issuance of such Option or Convertible Security (as the case may be).

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(d)        “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(e)        “Change of Control” means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of at least 50.1% of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries.

(f)        “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC).

(g)       “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued the Notes pursuant to the terms of the Securities Purchase Agreement.

(h)       “Common Stock” means (i) the Company’s common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(i)       “Company Optional Redemption Price” means (i) with respect to any Company Optional Redemption Date on or prior to the 120th day immediately following the Issuance Date, an amount equal to 110% of the Conversion Amount (including any applicable Make-Whole Amount) being redeemed on such Company Optional Redemption Date pursuant to Section 9(a), (ii) with respect to any Company Optional Redemption Date on or after the 121st day immediately following the Issuance Date and on or prior to the 180th day immediately following the Issuance Date, an amount equal to 115% of the Conversion Amount (including any applicable Make-Whole Amount) being redeemed on such Company Optional Redemption Date pursuant to Section 9(a), and (iii) with respect to any Company Optional Redemption Date on or after the 181st day immediately following the Issuance Date, an amount equal to 130% of the Conversion Amount (including any applicable Make-Whole Amount) being redeemed on such Company Optional Redemption Date pursuant to Section 9(a).

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(j)       “Convertible Securities” means any capital stock or other security of the Company or any of its Subsidiaries that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock or other security of the Company (including, without limitation, Common Stock) or any of its Subsidiaries.

(k)       “Eligible Market” means the OTC Bulletin Board, The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, the New York Stock Exchange, NYSE Arca, the NYSE MKT, the OTCQX Marketplace or the OTCQB Marketplace operated by OTC Markets Group Inc. (or any successor to any of the foregoing).

(l)       “Equity Conditions” means: (i) on each day during the period beginning twenty (20) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”) (A) all of the shares of Common Stock issuable upon conversion of all the Notes (assuming for purposes hereof that the Notes are convertible at the applicable Conversion Price, and disregarding any limitation on conversion of the Notes) (collectively, the “Conversion Shares”) shall be eligible for sale pursuant to Rule 144 without the need for registration under any applicable federal or state securities laws, and (B) all Interest Shares issuable pursuant to the terms of the Notes from the Closing Date through the Maturity Date (assuming for purposes hereof that the Interest Shares are issuable at the applicable Conversion Price and such Notes remain outstanding until the Maturity Date) shall be eligible for sale pursuant to Rule 144 without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is listed or designated for quotation (as applicable) on an Eligible Market and shall not have been suspended from trading on an Eligible Market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by an Eligible Market have been threatened (with a reasonable prospect of delisting occurring) or pending either (A) in writing by such Eligible Market or (B) by falling below the minimum listing maintenance requirements of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (iii) on each day during the Equity Conditions Measuring Period, the Company shall have delivered all shares of Common Stock issuable upon conversion of this Note on a timely basis as set forth in Section 3 hereof and all other shares of capital stock required to be delivered by the Company on a timely basis as set forth in the other Transaction Documents; (iv) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 3(d) hereof; (v) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (vi) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Transaction shall have occurred which has not been abandoned, terminated or consummated; (vii) the Company shall have no knowledge of any fact that would reasonably be expected to cause any Conversion Shares or Interest Shares to not be eligible for sale pursuant to Rule 144 without the need for registration under any applicable federal or state securities laws; (viii) the Holder shall not be in possession of any material, non-public information provided to any of them by the Company, any of its Subsidiaries or any of their respective affiliates, employees, officers, representatives, agents or the like; (ix) on each day during the Equity Conditions Measuring Period, the Company otherwise shall have been in compliance with each, and shall not have breached any provision, covenant, representation or warranty of any Transaction Document; and (x) on each day during the Equity Conditions Measuring Period, there shall not have occurred an Event of Default or an event that with the passage of time or giving of notice would constitute an Event of Default.

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(m)       “Equity Conditions Failure” means that (i) on any day during the period commencing ten (10) Trading Days prior to the applicable Interest Date through the applicable Interest Date or (ii) on any day during the period commencing ten (10) Trading Days prior to the applicable Company Optional Redemption Notice Date through the applicable Company Optional Redemption Date, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(n)       “Fundamental Transaction” means that (i) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) any other Person, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company.

(o)       “GAAP” means United States generally accepted accounting principles, consistently applied.

(p)       “Interest Notice Due Date” means the third (3rd) Trading Day immediately prior to the applicable Interest Date

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(q)        “Interest Rate” means ten percent (10%) per annum, as may be adjusted from time to time in accordance with Section 2.

(r)       “Make-Whole Amount” means, as to any Conversion Amount on any Conversion Date, as to any Event of Default redemption pursuant to Section 4(b) on any Event of Default redemption date, as to any Company Optional Redemption pursuant to Section 9(a) on any Company Optional Redemption Date, or as to any Qualified Public Offering Redemption pursuant to Section 9(b) on any Qualified Public Offering Redemption Date, the amount of any Interest that, but for the Holder’s exercise of its conversion right pursuant to Section 3(c)(i), an Event of Default redemption pursuant to Section 4(b), a Company Optional Redemption pursuant to Section 9(a), or a Qualified Public Offering Redemption pursuant to Section 9(b), as applicable, would have accrued with respect to the Conversion Amount being converted or redeemed under this Note at the Interest Rate for the period from the applicable Conversion Date, Event of Default redemption date, Company Optional Redemption Date or Qualified Public Offering Redemption Date, as the case may be, through the Maturity Date.

(s)       “Maturity Date” shall mean May 31, 2018; provided, however, the Maturity Date may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default shall have occurred and be continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default or (ii) through the date that is twenty (20) Business Days after the consummation of a Fundamental Transaction in the event that a Fundamental Transaction is publicly announced or a Fundamental Transaction Notice is delivered prior to the Maturity Date, provided further that if a Holder elects to convert some or all of this Note pursuant to Section 3 hereof, and the Conversion Amount would be limited pursuant to Section 3(d) hereunder, the Maturity Date shall automatically be extended until such time as such provision shall not limit the conversion of this Note.

(t)       “Net Qualified Public Offering Proceeds” means, with respect to any Qualified Public Offering, an amount equal to the difference of (A) the aggregate gross cash proceeds to the Company from such Qualified Public Offering, (i) prior to deducting any underwriting discounts or commissions, any placement agent or other fess and commissions, and any other offering fees or expenses payable by the Company in connection with such Qualified Public Offering and (ii) excluding any amounts paid or payable for any shares of Common Stock that may be acquired pursuant to the exercise or conversion of any Convertible Securities sold to the public investors in such Qualified Public Offering, minus (B) all underwriting discounts and commissions, all placement agent and other fees and commissions, and all other offering fees or expenses payable by the Company in connection with such Qualified Public Offering, including, without limitation, all direct out-of-pocket actual and estimated professional fees, disbursements and other costs or expenses incurred by the Company in connection with such Qualified Public Offering.

(u)       “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

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(v)       “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(w)       “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(x)       “Permitted Indebtedness” means (i) Indebtedness evidenced by this Note and the Other Notes, (ii) Indebtedness described on Schedule 2.18 attached hereto, (iii) Indebtedness secured by Permitted Liens described in clauses (iv) and (v) of the definition of Permitted Liens, in an aggregate amount not to exceed $500,000, (iv) Permitted Senior Indebtedness and (v) Permitted Subordinated Indebtedness.

(y)       “Permitted Senior Indebtedness” means the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable out-of-pocket costs, enforcement expenses (including reasonable out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable by Company and/or its Subsidiaries under or in connection with (a) the indebtedness outstanding under that certain Loan and Security Agreement, dated as of November 14, 2016, as amended by that certain Amendment Number 1 to the Loan and Security Agreement and to the Loan Agreement Schedule dated as of December 9, 2016, with GemCap Lending I, LLC, that certain 8% Original Issue Discount Senior Convertible Debenture, dated as of August 9, 2016, held by Hillair Capital Investments L.P., and such obligations with Avnet, Inc. (the “Existing Senior Indebtedness”); or (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing Senior Indebtedness.

(z)       “Permitted Subordinated Indebtedness” means Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note and the Other Notes as reflected in a written agreement acceptable to the Required Holders, and which Indebtedness does not provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (2) total interest and fees at a rate in excess of fifteen percent (15%) per annum.

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(aa) “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (v) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) Liens securing the Company’s obligations under the Notes and (vii) Liens securing the Permitted Senior Indebtedness.

(bb) “Principal Market” means The NASDAQ Capital Market.

(cc) “Qualified Public Offering” means a public offering by the Company in the United States of Common Stock, either alone or together with any Convertible Securities, in any combination thereof, as a unit or otherwise, pursuant to an effective registration statement (other than on Forms S-4 or S-8 or successors to such forms) filed after the Issuance Date by the Company with the SEC under the 1933 Act, resulting in aggregate gross cash proceeds to the Company of at least $5,000,000, (i) prior to deducting any underwriting discounts or commissions, any placement agent or other fess or commissions, and any other offering fees or expenses payable by the Company in connection with such Qualified Public Offering and (ii) excluding any amounts paid or payable for any shares of Common Stock that may be acquired pursuant to the exercise or conversion of any Convertible Securities sold to the public investors together with the Common Stock in such Qualified Public Offering.

(dd) “Qualified Public Offering Redemption Price” means (i) with respect to any Qualified Public Offering Redemption Date on or prior to the 120th day immediately following the Issuance Date, an amount equal to 110% of the Conversion Amount (including any applicable Make-Whole Amount) being redeemed on such Qualified Public Offering Redemption Date pursuant to Section 9(b), (ii) with respect to any Qualified Public Offering Redemption Date on or after the 121st day immediately following the Issuance Date and on or prior to the 180th day immediately following the Issuance Date, an amount equal to 115% of the Conversion Amount (including any applicable Make-Whole Amount) being redeemed on such Qualified Public Offering Redemption Date pursuant to Section 9(b), and (iii) with respect to any Qualified Public Offering Redemption Date on or after the 181st day immediately following the Issuance Date, an amount equal to 130% of the Conversion Amount (including any applicable Make-Whole Amount) being redeemed on such Qualified Public Offering Redemption Date pursuant to Section 9(b)).

(ee) “Redemption Premium” means (i) in the case of the Events of Default described in Section 4(a) (other than Sections 4(a)(iv) through 4(a)(vi)), 125% or (ii) in the case of the Events of Default described in Sections 4(a)(iv) through 4(a)(vi), 100%.

(ff) “Redemption Notices” means, collectively, the Event of Default Redemption Notices, the Qualified Public Offering Redemption Notices, and the Company Optional Redemption Notices, and each of the foregoing, individually, a “Redemption Notice.”

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(gg) “Redemption Prices” means, collectively, Event of Default Redemption Prices, the Qualified Public Offering Redemption Prices, and the Company Optional Redemption Prices, and each of the foregoing, individually, a “Redemption Price.”

(hh) “Required Holders” means, as of any date of detetmination, collectively, (A) each of the Lead Buyers (as such term is defined in the Securities Purchase Agreement), for so long as such Lead Buyer beneficially owns (as calculated pursuant to Section 13(d) of the 1934 Act and Rule 13d-3 promulgated thereunder) any Notes and (B) if the Lead Buyers, collectively, do not then beneficially own (as calculated pursuant to Section 13(d) of the 1934 Act and Rule 13d-3 promulgated thereunder) at least a majority of the Conversion Shares and Interest Shares as of such time issued or issuable pursuant to the Notes (without regard to any limitations on conversion set forth therein), the Lead Buyers and such other beneficial owners (as calculated pursuant to Section 13(d) of the 1934 Act and Rule 13d-3 promulgated thereunder) of a majority of the Conversion Shares and Interest Shares as of such time issued or issuable pursuant to the Notes (without regard to any limitations on conversion set forth therein).

(ii)        “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(jj) “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of the Closing Date, by and between the Company and the investors named therein pursuant to which the Company issued the Notes, as may be amended from time to time.

(kk) “Subsidiaries” shall have the meaning as set forth in the Securities Purchase Agreement.

(ll) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(mm) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

(nn) “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

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(oo)       “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “AQR” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 21. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

28.       DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of the Notes, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, non-public information relating to the Company or its Subsidiaries. Nothing contained in this Section 28 shall limit any obligations of the Company, or any rights of the Holder, under Section 4.5 of the Securities Purchase Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

INPIXON

By:
Name:
Title:

Senior Secured Convertible Note - Signature Page

EXHIBIT I

INPIXON
CONVERSION NOTICE

Reference is made to the Subordinated Convertible Note (the “Note”) issued to the undersigned by Inpixon, a Nevada corporation (f/k/a Sysorex Global, a Nevada corporation) (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, $0.001 par value per share (the “Common Stock”), of the Company, as of the date specified below Capitalized terms not defined herein shall have the meaning as set forth in the Note.

Date of Conversion:
Aggregate Principal to be converted:
Aggregate accrued and unpaid Interest and accrued and unpaid Late Charges with respect to such portion of the Aggregate Principal and such Aggregate Interest to be converted:
Aggregate Make-Whole Amount (if any):
AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:
Please confirm the following information:
Conversion Price:
Number of shares of Common Stock to be issued:
Please issue the Common Stock into which the Note is being converted in the following name and to the following address:
Issue to:

Facsimile Number:
Holder:
By:
Title:
Dated:
Account Number:
(if electronic book entry transfer)
Transaction Code Number:
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs _________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _____________, 20__ from the Company and acknowledged and agreed to by ________________________.

INPIXON

By:
Name:
Title: